EXECUTION VERSION
Information in this document (indicated by brackets) has been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because such information is not material and is private or confidential.

FIRST AMENDED AND RESTATED MASTER SUPPLY AGREEMENT
FOR PURCHASE AND SALE OF ENERGY STORAGE EQUIPMENT

By and Between
Sungrow USA Corporation
And
Sungrow Samsung SDI Energy Storage Power Supply Co, Ltd.
(“Supplier” or “Suppliers”)
And
Stem, Inc.
(“Customer”)

i

FIRST AMENDED AND RESTATED MASTER SUPPLY AGREEMENT
This First Amended and Restated Master Supply Agreement (together with all exhibits, schedules, purchase orders, and annexes hereto, this “Agreement”) is made and entered into as of February 28th, 2020 (“First Restated Agreement Effective Date”) by and among Sungrow USA Corporation ., a Delaware corporation, with its principal place of business located at 575 Market St, 4th Floor, San Francisco, CA, USA, 94105(“Sungrow USA” or “Supplier”), Sungrow Samsung SDI Energy Storage Power Supply Co, Ltd., a Chinese corporation, with its principal place of business located at No.788 Mingchuan Rd., Boyan Science & Technology Park, Hefei State Hi-tech Zone, P.R. China 230088 (“Sungrow Samsung SDI”), and Stem, Inc., a company duly organized and existing under the laws of Delaware, located at 100 Rollins Road, Millbrae, CA 94030 (“Customer” or “STEM”). Supplier and Customer may, hereinafter, be referred to individually as a “Party” or collectively as the “Parties”. This Agreement sets forth the terms and conditions for the purchase and sale of the Products (as defined below). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto.
RECITALS
A.Supplier and Customer entered into a master supply agreement for the purchase and sale of certain energy storage equipment (the “Original Agreement”) dated October 30th, 2018 (the “Original Agreement Effective Date”).
B.The Parties wish to make certain modifications to the Original Agreement, which are set forth in this Agreement. Therefore, the Parties have agreed to amend and entirely restate the Original Agreement, as set forth in this First Amended and Restated Agreement.
AGREEMENT
1.Scope of Agreement.
1.1Products Covered. Customer may purchase one or more of the products listed on Exhibit A attached hereto (the “Products”), subject to the terms and conditions contained herein. This Agreement shall govern the terms of all Purchase Orders (defined below) for Products regardless of whether such Purchase Order expressly references this Agreement. “Products” shall refer to the entire energy storage system (“ESS”) unless context requires otherwise. “Battery Products” as used herein shall refer to lithium-ion battery modules and battery management systems (“BMS”). “PCS/BoS Products” as used herein shall include, but are not limited to: ESS PCS or DC converter, ESS cabinet, battery racks, and any balance of plant materials required to provide all auxiliary power supplies and transformers to operate the ESS. “PV PCS Products” as used herein shall include, but are not limited to: photovoltaic inverters used in conjunction with the ESS to store solar energy, associated accessories to utilized both the PV PCS Products and ESS. “Containerized Product” means any Product that is greater than or equal to twenty (20) feet in length with the exception of product ST548KWH-250 (defined below) which will not be classified as a Containerized Product. Certain defined terms as used herein may be defined in the Exhibits, such as in the Warranty.
1.2Non-exclusivity. This Agreement is not exclusive, meaning that Customer may purchase similar products from manufacturers or suppliers other than Supplier or its affiliates.
1.3Document Priority. In the event of a conflict between this Agreement and a Purchase Order document, the Purchase Order shall control.

2.Products and Order Placement.
2.1Purchase Orders. From time to time, Customer may place orders to buy Products from Supplier, subject to the terms and specifications of such order (each, a “Purchase Order” or “PO”), the form of which is attached hereto as Exhibit D. Supplier shall accept or reject in writing a Purchase Order received from Customer as soon as possible, but in no event later than ten (10) business days after receipt of such Purchase Order, deeming such document an “Accepted Purchase Order”. Supplier’s failure to respond to a Purchase Order within the preceding time period shall be considered a rejection of such Purchase Order. If the Purchase Order cannot be accepted or rejected within ten (10) business days, then Supplier shall notify Customer as soon as possible, but in no event later than ten (10) business days after receipt of such Purchase Order, and shall provide the amount of additional time that Supplier will require to adequately assess the request; provided, Customer may withdraw a pending Purchase Order at any time prior to its acceptance in writing by Supplier. Except as expressly set forth in this Agreement, once Supplier accepts a Purchase Order, the Purchase Order shall not be modified without the written consent of both Parties. For purposes of this Agreement, all references to “business day” shall mean any day except a Saturday, Sunday, or an observed federal holiday in the United States.
2.2Lead-times. With respect to Purchase Orders for Products listed in Exhibit A, Supplier shall deliver such Products within twenty-six (26) weeks to U.S. West Coast port of entry, twenty-eight (28) weeks to U.S. East Coast port of entry, and eighteen (18) weeks to Canada Toronto port of entry from the date of Purchase Order acceptance, at the specified Delivery Location (as defined below). Customer may submit a Purchase Order specifying a shorter lead time, and Supplier may accept or reject such Purchase Order its sole discretion, provided that if Supplier accepts such Purchase Order, Supplier agrees to be bound by the agreed Guaranteed Delivery Date(s) (as defined below) in such Purchase Order. With respect to Purchase Orders for any Products not listed in Exhibit A, such Products shall have lead-times as agreed to by the Parties as set forth in the respective Purchase Order. Every three (3) months, on a predetermined schedule mutually agreed by the Parties, Supplier shall provide Customer with confirmation of anticipated lead-times for all Products ordered.
2.3Forecasts. Every three (3) months, on a predetermined schedule mutually agreed by the Parties, Customer shall provide to Supplier a non-binding forecast of the Products that Customer anticipates ordering during the following six-month period (“Order Volume Forecast”). Customer shall make all reasonable efforts to ensure the accuracy of the forecast. Purchase Orders submitted to Supplier that would cause the volume of Products to be delivered in any calendar quarter to exceed the volume set forth in the then-current Order Volume Forecast may be subject to lead-times as stated in Section 2.2, but in no event longer than thirty (30) weeks.
3.Pricing and Taxes.
3.1Pricing. The pricing set forth in Exhibit C shall remain valid during the Pricing Period as defined in Exhibit C. As set forth in Exhibit C, the prices for the Products sold under Purchase Orders issued by Customer shall vary based on their kilowatt hour (“kWh”) alternating current (“AC”) capacity and the cumulative volume of Products purchased by Customer. All kWh-based volume pricing and liquidated damage calculations shall be based on the “kWh AC Nameplate Capacity” of such Product sold under this Agreement unless it is explicitly specified as kWh DC. For a Purchase Order, the “Purchase Order Price” shall mean the total amount owed under a Purchase Order for all Products under such Purchase Order, including the upfront cost of the Products plus any warranty or annual maintenance associated with such Products if such warranty or annual maintenance costs are paid upfront (as opposed to annually during operation of the ESS) and are listed in the Purchase Order. The “Product Price” is the equipment price for a particular Product purchased, excluding any warranty payments and maintenance fees.

3.2Changes in Prices. The Purchase Order Price shall be based on the terms of Exhibit C and shall be fixed once the Purchase Order is accepted, subject to the Annual Pricing Adjustment set forth in Exhibit C. The limitation set forth in the immediately preceding sentence shall not preclude the application or collection of liquidated damages or other adjustments as expressly allowed under this Agreement.
3.3[ ].
4.Shipment and Delivery.
4.1Incoterms. Unless otherwise agreed in an accepted Purchase Order, Supplier will ship Products according to the delivery terms set forth in Exhibit C and prices for Product shall reflect all costs of such delivery terms in accordance with Exhibit C.
4.2Title and Risk of Loss. [ ]. Supplier shall transfer title free and clear of all liens, claims, and encumbrances, except for those liens or security interests which Supplier maintains in the Products pending the receipt of payment in full from Customer If any third-party liens or encumbrances arise in connection with the Products prior to the delivery of the Products to the Customer, Supplier shall within five (5) business days remove any such liens or encumbrances. For Products delivered to the Project Site (as defined below), risk of loss to such Products shall pass to Customer upon delivery of the Products to the Project Site. For Products delivered to a Staging Warehouse (defined below), risk of loss to such Products shall remain with Supplier, as a bailee for Customer’s Products, until Customer picks up the Products in accordance with Section 4.3. In the case that Products are delivered in multiple pieces, parts, or components, risk of loss with respect to each piece, part, or component shall transfer as described in this Section 4.2. Title and risk of loss with respect to Products or components thereof that are rejected by Customer pursuant to Section 4.4 shall transfer back to Supplier at the Supplier’s pick up of the rejected Products or components thereof which shall take place within ten (10) business days of such rejection.
4.3Delivery; Delivery Delay; Product Commissioning. Supplier shall deliver the Products to the requested location specified on the Purchase Order (“Delivery Location”), which location may be the location where the Product will be installed and Commissioned (“Project Site”), a mutually agreed upon warehouse location operated by Supplier (“Staging Warehouse”), or any other location identified on an accepted Purchase Order. Delivery to the Delivery Location shall take place no later than the applicable delivery date listed on the Purchase Order and associated order confirmation provided by Supplier (“Guaranteed Delivery Date”). [ ].
[ ].
For Products that are to be made available for pick up by Customer or its representative at a Staging Warehouse, Customer shall take delivery of the Products no later than [ ] following the later of (i) the Guaranteed Delivery Date specified on the Purchase Order or (ii) three (3) business days after the date of actual delivery of the Product if such delivery is after the Guaranteed Delivery Date (“Customer Pickup Deadline”). If Customer fails to take delivery of the Products by the Customer Pickup Deadline and continues to request storage of the Product by Supplier: (i) Customer shall be responsible for storage and handling costs of [ ] per kWh AC, per month, for the first two (2) months and [ ] per kWh AC, per month, for each subsequent month. Charges will be prorated if the Product is retrieved mid-month. Supplier shall store the Product on Customer’s behalf up to [ ] after the Customer Pickup Deadline. At any time on or after [ ] after the Customer Pickup Deadline for a Product, Supplier may give [ ] notice that Supplier intends to reallocate such Product to another customer. If Customer fails to take delivery of the applicable Product within the foregoing notice period, Supplier may terminate the Purchase Order and may allocate the Product to another customer at Supplier’s sole discretion It is agreed by both Parties that Containerized PCS/BoS Products will only be delivered to the Project Site due to the size constraints of any given Staging Warehouse. Storage of Battery Products for containerized solutions may be discussed on a case by case basis.
4.4Inspection. If any of the Products or components thereof furnished hereunder are found at any time within [ ] of delivery to the Project Site (the “Product Acceptance Period”) to be defective in material or workmanship or otherwise not in conformity with the requirements of this Agreement or associated Purchase Order, then upon written notification from Customer to Supplier of such nonconformity, Supplier shall have ten (10) business days (“Correction Period”) to correct such defect or nonconformity. If such defect or nonconformity is not cured during the Correction Period, and such defect or nonconformity prevents the Customer from completing Commissioning or operating the Product safely and/or at its kWh AC Nameplate Capacity, then Supplier shall owe Delivery Delay Damages for each day beginning on the first day of the Correction Period and continuing until such defect or nonconformity is cured. If such defect or nonconformity does not affect the Customer from completing Commissioning or operating the Product safely and/or at its kWh AC Nameplate Capacity, then Supplier shall have an additional five (5) business days (“Additional Correction Period”) to correct such defect or nonconformity.
4.5Insurance. Throughout the term of this Agreement and while any Product sold under this Agreement is still covered under the Warranty, Supplier shall comply with the insurance requirements stated in Exhibit F.
4.6Delivery Documentation. Supplier shall provide a separate bill of lading or similar shipping documentation for each delivery of Products (the “Delivery Documentation”). The Delivery Documentation shall be physically affixed to the packaging of the Products and a copy emailed to Customer prior to Supplier’s invoice for such delivery. The Delivery Documentation shall include part numbers and quantities of each item or Products delivered.
4.7Battery Installation and Product Commissioning. Supplier agrees to perform the on-site Battery Product installation and Commissioning of each Product at the Project Site on the date directed by Customer (the “Scheduled Commissioning Date”), provided that Customer provides at least twenty-eight (28) days’ prior written notice. As part of such installation and Commissioning, Supplier shall, no later than one (1) day following completion of such services, have removed any and all debris related to such activities from the Project Site if the garbage collection service is elected by the Customer. [ ].
4.8Damage During Delivery, Installation, or Commissioning. To the extent that delivery, Battery Product installation, Commissioning, and/or any other on-site activities are carried out by Supplier or its employees, agents, or subcontractors, Supplier shall be responsible for all damage to the Products incurred during the performance of such activities by Supplier or its employees, agents, or subcontractors. If any Products are damaged during such activities by acts or omissions of Supplier or its representatives, then notwithstanding expiration of the Product Acceptance Period set forth in Section 4.4, if such damage is discovered prior to completion of Commissioning and provided that the Customer can provide solid evidence to prove it was Supplier’s employees, agents or subcontractors who made such damage, Customer may revoke its acceptance of such damaged Products and Supplier shall remedy such damage within the Correction Period set forth in Section 4.4 or be liable damages as set forth in Section 4.4. If such damage is discovered after Commissioning then Customer may file a claim under the Warranty.
5.Rescheduling; Changes; Cancellations.
5.1Rescheduling. Customer may reschedule the delivery of Products under a Purchase Order, provided that a fee (“Rescheduling Fee”) may apply based on the timing of the rescheduling request and the applicable Guaranteed Delivery Date, as defined in the following table:

Rescheduling Fee Schedule for Products with a Delivery Location in the United States
Timing of Rescheduling	Rescheduling Fee (% of purchase price of rescheduled Product)
More than [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Between [ ] and [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Less than [ ] from Purchase Order’s Guaranteed Delivery Date	Requires written permission of Supplier, [ ]%

Rescheduling Fee Schedule for Products with a Delivery Location in Canada
Timing of Rescheduling	Rescheduling Fee (% of purchase price of rescheduled Product)
More than [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Between [ ] and [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Less than [ ] from Purchase Order’s Guaranteed Delivery Date	Requires written permission of Supplier, [ ]%

The delivery date for any Products rescheduled at the request of Customer under this Section shall not be rescheduled by Customer more than once per Purchase Order, and shall not be delayed by more than [ ] from the original Guaranteed Delivery Date, without the written permission of Seller. If the rescheduled delivery date is more than [ ] from the original Guaranteed Delivery Dave, both parties must mutually agree in writing that rescheduling request is accepted. If the rescheduling request is denied by Supplier, it will then be Customer’s decision if they would like to proceed with a rescheduling request within the time frames noted above or cancel the Purchase Order under the procedures noted in Section 5.2 of the Agreement. Once a new delivery date has been established following a rescheduled request, such new date shall be considered the Guaranteed Delivery Date with respect to such Products and associated Purchase Order.
5.2Cancellation for Convenience. After Supplier accepts a Purchase Order per Section 2.1, Customer may cancel such Purchase Order (in whole or in part) for convenience, for any reason, as set forth in this Section. In the event of such cancellation for convenience, Customer shall pay to Supplier, as Supplier’s sole and exclusive remedy for such cancellation, a fee (“Convenience Cancellation Fee”) according to the following tables:

Convenience Cancellation Fee Schedule for Products Listed in Exhibit A and having a Delivery Location in the United States
Timing of Cancellation	Convenience Cancellation Fee (% of purchase price of Canceled Product)
More than [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Between [ ] and [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Between [ ] and [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Between [ ] and [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Less than [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%

Convenience Cancellation Fee Schedule for Products Listed in Exhibit A and having a Delivery Location in Canada
Timing of Cancellation	Convenience Cancellation Fee (% of purchase price of Canceled Product)
More than [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Between [ ] and [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Between [ ] and [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Between [ ] and [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Less than [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%

Convenience Cancellation Fee Schedule for Products Not Listed in Exhibit A
Timing of Cancellation	Convenience Cancellation Fee (% of purchase price of Canceled Product)
More than [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Between [ ] and [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Between [ ] and [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%
Less than [ ] from Purchase Order’s Guaranteed Delivery Date	[ ]%

Customer shall pay any Convenience Cancellation Fee due within thirty (30) days of receipt of an invoice from Supplier. The Parties agree that the Convenience Cancellation Fee is in the nature of Liquidated Damages.
5.3Purchase Order Changes. Except as expressly set forth in this Agreement, no changes may be made to an accepted Purchase Order without the written consent of both Parties, as evidenced by a signed change order (“Change Order”) substantially in the form of Exhibit G.
6.Product Changes. Supplier shall provide Customer with one hundred and eighty (180) days advance written notice of any major change in the form, fit, function, or design of the Product as used by the Customer. Notwithstanding the foregoing, Supplier may not change the specifications or design of any Product that is subject to a confirmed Purchase Order without Customer’s prior written consent.
7.Firmware Updates.
7.1Remote Access. Customer shall provide to Supplier, to the extent available to Customer, at no cost to Supplier, secure remote internet access capability to the Project Sites. Such remote access, to the extent available, shall supply reliability and data rates sufficient to enable Supplier to download firmware and software updates to the Products. Upon reasonable notice to Customer, and if permission is granted by any subsequent purchasers of the Products, Customer agrees to use commercially reasonable efforts to provide timely access to the Project Sites and Products for purposes of such updates.
7.2Firmware Updates. If remote access to the system is provided to Supplier, Supplier shall provide to Customer (or its successors, assigns and the System Owners of any such Products) any updates to the software or firmware incorporated into the Products sold to Customer under this Agreement for no charge, and Supplier further agrees to install any such updates to the Products onsite at the then location of such Products (e.g. whether at the Project Site for deployed Products, onsite at a Customer-specified location for those yet to be deployed, etc.), provided that the Products are still covered by Supplier’s Warranty, in each case at Supplier’s cost. If remote access is not provided, then (i) if the firmware update is one that if not installed could lead to a violation of Supplier’s Warranty or is otherwise a safety concern, Supplier shall pay labor and materials expenses for firmware updates that are made at the Project Site by Supplier personnel; and (ii) if the firmware update is otherwise a general product efficiency or benefit upgrade, Customer shall pay labor and materials expenses for firmware updates that are requested by Customer in writing to be made by Supplier at the Project Site by Supplier personnel.
8.Invoicing and Payment. Supplier shall provide a separate invoice for each delivery. Each invoice shall include the following: Customer purchase order number, date of arrival of the Product at Project Site or Staging Warehouse, along with net terms for the payment being requested. Payment terms shall be in accordance with Exhibit C. If an invoice is not submitted in accordance with the payment terms outlined in Exhibit C, then the date of distribution must also be noted on the invoice.
9.Late Payment. All payments that are not received by Supplier by the date such payment is due may be charged interest until paid in full at the rate of [ ]% percent ([ ]%) per month of the overdue balance., or the maximum rate allowable by law, whichever is less. In the event that Customer’s account is past due more than thirty (30) days, without limitation to Supplier’s termination rights in Section 17.2, Supplier shall have the right to suspend performance under any delinquent Purchase Orders until all overdue monies are paid to Supplier. For clarity, Supplier may only suspend performance obligations associated with the Purchase Order(s) suffering late payment, all other Purchase Order and Product performance obligations shall remain intact.
10.All Sales Final. Subject to inspection per Section 4.4 or valid Warranty Claims, all sales are final. Supplier is under no obligation under any circumstance to accept returns of Products, other than pursuant to a rejection per Section 4.4, a Product Recall under Section 11.5, and/or an applicable Warranty Claim.
11.Warranty and Product Failures.
11.1Product Warranty. All Products covered by this Agreement will be warranted per the terms set forth in Exhibit E, attached hereto (the “Warranty”). The Warranty includes a manufacturer’s warranty, preventative maintenance, and capacity performance guarantee (if included or purchased separately) for the Products.
11.2Warranty Assignment. Customer, upon the transfer of title to Product, may assign the Warranty in accordance with the assignment terms and conditions set forth in the Warranty.
11.3No Additional Warranties. Customer acknowledges and agrees that, except for a valid assignment of the Warranty by Customer to a third party, any other warranty that might be granted by Customer to a third party does not bind Supplier in any manner and is not applicable between Supplier and such third party. Likewise, all limitations of the Warranty stated in this Agreement apply to an assignee of the Warranty to the extent such limitations would apply to the original Customer.
11.4Specification Compliance. The description and specifications for the Products to be sold and purchased under this Agreement are set forth on Exhibit B, attached hereto (the “Specifications”). Supplier shall ensure that, at the time of Commissioning, the Product provided by Supplier hereunder shall comply in all respects with the Specifications.
11.5Product Recalls. If Supplier and/or any governmental authority issues a recall notice that is generally applicable to the Product or Product Component, or Supplier otherwise recognizes the need for a recall even in the absence of external notice (any of the foregoing events, a “Recall”), then Supplier shall (a) promptly provide, within five (5) days of such Recall, written notice to Customer and to the owner of the Product (such owner, whether Customer or a subsequent third-party owner, the “System Owner”); (b) to the extent Supplier issues a Recall on a Product component, cause such Recall to apply to the Products; (c) at its sole cost and expense, redesign, repair or replace as necessary the affected Products and/or Product components on all affected Products; and (d) certify in writing to Customer (and each System Owner, as applicable) after any redesign, repair or replacement has been completed that such affected Product complies with the Specifications, any applicable safety standards and requirements, and any directives of the applicable Recall.
11.6[ ].
11.7[ ].
12.Particular Uses. Customer acknowledges that the Products are not designed for, and Supplier has no desire to make Products available for, life support, critical care, medical, safety equipment, or similar applications where Product failure could result in loss of life or personal or physical harm. Accordingly, Supplier disclaims all liability, and Customer assumes all risks arising from any such or similar application of the Products.
13.Maintenance and Support.
13.1Generally. Supplier will provide ongoing maintenance and support for the Products during the term that Supplier has any obligations under the Warranty for such Products, including use and operation of the Products (including, without limitation, the batteries), maintenance of a parts depot sufficient for maintenance and support and as required to support the service levels and other obligations described in this Agreement, and the identification of and communication to Customer of information about potential defects in or maintenance needed for the Products. Such ongoing maintenance and support shall include all required physical inspections at the Product installation locations, and preventative and regular maintenance of the Products at the installation locations, including at least annual onsite inspection (or more frequently as needed or recommended by the Product Specifications or Warranty).
13.2Spare Parts. Supplier will also provide additional spare parts depots at mutually agreed upon locations, to be stocked and maintained at Supplier’s expense. Inventory levels and spare parts depot requirements will be reviewed by the Parties and agreed on a semi-annual basis. Battery spare module inventory are excluded in this scope of work and may be addressed separately by the Parties. For the term of the Warranty, Supplier is responsible for stocking spare parts of equal or enhanced functionality on all Products shipped and installed by Customer.
13.3Data Monitoring. Customer shall be responsible for collecting, monitoring and storing the data and alerts regarding the installed Products, to ensure that all operations conform to the required operating parameters of the Products, including cabinet temperatures and other operating parameters. In the event that a Defect in the Product or Product Components or problem in the performance of the Products is identified, or the Products are operating outside of expected parameters, Customer shall make best efforts to make available all related data to Supplier. Supplier shall promptly diagnose, repair or replace all necessary Product components so that the Products function consistent with the Product Specifications. If the performance problem is not covered by the Warranty, Customer shall reimburse Supplier for direct and actual documented expenses incurred, including Supplier’s labor. Supplier will collect all data necessary to be able to report information required by suppliers or manufacturers of Product components used in the Products and will report all such information in a timely manner. For the next generation product, Supplier agrees to provide additional data storage hardware at additional cost to the Customer in order to provide temporary storage, as means of data backup for the purpose of Warranty Claims and Capacity Performance Guarantee Claims in case there is date outage or corruption on Customer’s side.
13.4Service Levels; Service Delay Damages. For any [ ] related Warranty Claims, Supplier shall provide maintenance and support consistent with the following service levels, based on the severity of the support issue. Customer shall, within [ ] of detecting a Defect, inform Supplier of any defects and provide all technical information associated to this Warranty claim for trouble shooting. All of the below-listed response times shall be calculated starting from Supplier’s receipt of the official Warranty claim submitted by Customer. If Supplier is delayed in its ability to provide a remedy plan resulting from Customer’s failure to make the data available for failure analysis, any delayed time shall be added to the guaranteed issue resolution time.
Severity 1: Severity 1 is [ ].
Severity 2: Severity 2 is [ ].
Severity 3: Severity 3 is [ ].

Severity Level	Acknowledgement of Issue	Issue Resolution Time	Damages for Failure to meet Service Level in $ / kWh /day
Severity 1	[ ]	[ ]	$[ ]
Severity 2	[ ]	[ ]	$[ ]
Severity 3	[ ]	[ ]	$[ ]

Table 1. [ ] Products Service Level Agreement
[ ]
For Severity 1 issues, Supplier may request up to [ ] of resolution time in addition to the Issue Resolution Time listed above, and such request shall not be unreasonably denied by Customer. Supplier and Customer may mutually agree in writing to extend the above response times if there are no actual or potential damages to Customer resulting from such extension. [ ]. Damages shall begin to accrue upon and after the expiration of the applicable issue resolution time. Customer shall cooperate with Supplier and provide Supplier with all necessary information and data necessary to resolve such issues, and for any inaccessibility to the Product for service not caused by Supplier, such delayed period shall not be accrued in the resolution times listed above. Notwithstanding the above response times, for Products posing a safety risk, Supplier shall act as soon as possible, and provide any interim instructions to immediately alleviate or mitigate any safety risk.
For any [ ] Warranty claims, the following service levels will be followed. All response times below shall be calculated starting from Supplier’s receipt of the official Warranty claim submitted by System Owner. If Supplier is delayed in its ability to provide a remedy plan resulting from Customer’s failure to make the data available for failure analysis, any delayed time shall be added to the guaranteed issue resolution time.

Severity Level	Acknowledgement of Issue	Issue Resolution Time
All	[ ]	[ ]
Table 2. [ ] Service Level Agreement

13.5[ ].

13.6Response Time Pass-through Option. Supplier agrees that the response times for acknowledgment and resolution of an issue set forth above in this Section 13 may be passed through to a subsequent System Owner; provided, (a) such System Owner (as defined in Section 11.5) shall adhere to all of Customer’s obligations in Exhibit E, (b) the response times passed through in Exhibit E shall not be stricter than the times set forth in the table above in this Section 13, and (c) the response times set forth in this Section 13 shall still apply to any request for service by Customer with respect to the same Product.
13.7Service Delay Damages Pass-through Option. Supplier agrees that the Liquidated Damages set forth in this Section 13 are payable to Customer. Customer may, at its sole option, wholly or partially pass through Liquidated Damages to a subsequent System Owner, provided that: (a) the Liquidated Damages passed through are no greater than those set forth in this Section 13; (b) the response deadlines before Liquidated Damages begin to accrue are not stricter than those set forth in this Section 13; (c) Customer provides written notice to Supplier of the election of Liquidated Damages pass through for a particular Product; (d) Supplier may owe such damages to Customer and/or subsequent System Owner concurrently but in no event shall Supplier’s maximum aggregate liability to Customer and to subsequent System Owner exceed the total amounts set forth in this Section 13.7 (i.e., Supplier’s total liability is no event expanded or increased due to Customer’s election of any whole or partial pass through of damages); and (e) Supplier has remote access to Product data in accordance with this Section 13.
13.8Applicability of Service Delay Damages. [ ] Service Delay Damages and response times for regions not listed above shall be discussed and mutually agreed between both parties within sixty (60) days of execution of this Agreement. Costs, damages, and response times for Products installed at other locations shall be mutually agreed to be both Parties on a case-by-case basis. If a Defect is covered under the Warranty, all expenses for issue resolution shall be paid by Supplier. In no event shall Supplier perform any major repairs that are not covered under the Warranty without prior written permission from Customer or System Owner, as applicable. Further, if the root cause of the issue is excluded from the Warranty or obligations herein, then Service Delay Damages shall not accrue.
13.9Temporary Suspension of Obligations. If Supplier’s ability to resolve the issue is impeded or delayed in any way by factors outside of Supplier’s reasonable and foreseeable control, including inability to access the Project Site or required data, Customer readiness for testing and evaluation, host site, authorities having jurisdiction (“AHJ”), utility interconnection delays, or permitting, no Service Delay Damages shall accrue during the period of the delay.
13.10Services Workmanship Warranty. Supplier warrants that all services will be performed or rendered safely and in a good workmanlike manner in accordance with industry standards. Supplier shall have fully trained personnel capable of efficiently and safely operating such equipment and performing service and repair for Customer.
14.Intellectual Property; Branding.
14.1IP Ownership. Supplier retains ownership of all rights to designs, technical data, and any other intellectual property relating to the Products, and to any models, drawings, patterns, composites, molds, masks, fixtures, and tools used in making them, and nothing in this sale conveys any license, expressly or by implication or estoppel under any such rights to Customer.
14.2Branding. Customer agrees that it will not alter or remove any Seller trademarks on the Products sold under this Agreement under any circumstances provided that Customer is given a sample of Seller’s anticipated branding prior to Product Delivery; Customer will provide Seller a set of branding requirements within ninety (90) days after the date of this Agreement, and Seller shall consider this branding requirements and take reasonable efforts to incorporate it into the final rendering of the Products.
15.Indemnity.
15.1Indemnity. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless, the other Party, its affiliates, and its and their officers, employees, agents, successors, and assigns, (each an “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, actions, judgements, interest, awards, penalties, fines, costs or including reasonable attorneys’ fees and expenses (“Losses”) to the extent resulting from a claim, action, suit, proceeding, demand, investigation, or assessment made or brought by any person or entity (“Claim”) for: (a) any injury or death to any person, and (b) destruction of real or tangible personal property of third parties arising out of, or in connection with, an act or omission or negligence of the Indemnifying Party or its officers, employees, agents or subcontractors acting within the scope of employment of the Indemnifying Party. The Indemnifying Party’s liability shall be limited by the Indemnified Party’s own proportional negligence and/or willful conduct. The Indemnified Party will give the Indemnifying Party prompt written notice of any claim for which indemnification is sought. Failure to give prompt notice will not diminish the Indemnifying Party’s obligations under this Agreement to the extent such failure does not materially prejudice the Indemnifying Party’s ability to defend the claim. The Indemnifying Party shall control the defense of the Claim, and the Indemnified Party may participate in the defense at its own expense with counsel of its choice. If the Claim is one that cannot by its nature be defended solely by the Indemnifying Party, then the Indemnified Party will make available information and assistance as the Indemnifying Party may request, at the Indemnifying Party’s expense. The Indemnifying Party may not, without the prior written consent of the Indemnified Party, (a) consent to the entry of any judgement or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party, or (b) consent to entry of any judgement or enter into any settlement unless such judgement or settlement that provides for an unconditional and full release of the Indemnified Party and does not diminish any rights of the Indemnified Party under this Agreement or result in additional fees or charges to the Indemnified Party. If the Indemnifying Party, within a reasonable time after receipt of a request for indemnification fails to take reasonable steps to defend the Indemnified Party against a Claim, the Indemnified Party may undertake the defense of such Claim without waiving its rights and remedies under this Agreement.
15.2Intellectual Property Indemnity. Supplier will at its expense defend or settle (at its option) any third-party Claim against Customer arising from the infringement of any patent, copyright, mask work right, trade secret, or other intellectual property right by Product in the United States, and will pay any final judgment entered against Customer in such claim, provided that Customer notifies Supplier in writing of such claim promptly after knowing of it and allows Supplier to control the defense and all related settlement negotiations and cooperates in its defense as requested by Supplier. Without limitation to Supplier’s obligations under this Section, if any court or administrative agency issues an injunction prohibiting the use of any Products sold under this Agreement, then Supplier shall modify or replace the affected Products so as to avoid further infringement, or obtain a license to cure an infringement, in its sole discretion. Supplier’s duty to defend and indemnify will not apply if the alleged infringement arises from the combination of the Products with any other goods or products not provided by or directed to be used by Supplier, or the modification of any Products (unless performed or directed by Supplier or its authorized representatives), or any unauthorized use of the Products by the Customer if the infringement would not have occurred but for such unauthorized use. Supplier shall not be responsible for any settlement made by Customer of an indemnifiable claim hereunder, unless such claim was settled with Supplier’s prior written consent.
16.Confidentiality. “Confidential Information” shall mean: (i) trade secrets or other proprietary or confidential information; (ii) other materials designated in writing as confidential by the disclosing Party at the time of disclosure; and (iii) oral or written information reasonably discernable to be confidential information of the disclosing Party. Confidential Information will not include any information that is either known to the general public or to the industry, or known to, or in the possession of, a receiving Party prior to disclosure by the other Party, that is disclosed as required by law, or that is independently developed by such Party. If disclosure of such Confidential Information is required by law, the Party receiving such Confidential Information shall notify the other Party prior to such disclosure and cooperate with the other Party with any efforts to prevent or oppose such disclosure. Each Party agrees that it will not disclose to any third party any Confidential Information it obtains with respect to the other Party during or after the term of this Agreement except as expressly permitted hereunder, and that it will treat all such information as confidential and will use such information only for carrying out the purposes of this Agreement; provided that either Party shall be permitted to disclose Confidential Information to their respective counsel, advisers, investors, financing parties, and affiliates, provided that the aforementioned are subject to similar confidentiality obligations. The confidentiality obligations of the Parties hereunder shall continue during the term of this Agreement for a period of three (3) years from the date of disclosure of Confidential Information. For clarity, this Agreement and related documents shall be confidential. Neither Party shall issue any press release or other public announcement regarding this Agreement or the subject matter herein without the prior written consent of the other Party, unless otherwise required under applicable law.
17.Term and Termination.
17.1Term. Subject to Section 31, this First Restated Agreement shall supersede the Original Agreement on the First Restated Agreement Effective Date and remain effective for one (1) year thereafter (the “Initial Term”) and shall renew for successive one (1) year terms (any such term, a “Renewal Term” and collectively with the Initial Term, the “Term”) upon written agreement from both parties. Either party can terminate this Agreement effective at the end of the then-current Term by providing three (3) months’ prior written notice. For further clarity without limiting the foregoing, six (6) months prior to each subsequent calendar year under the Agreement, the Parties will begin negotiating a new pricing exhibit for such subsequent calendar year.
17.2Termination for Breach. If either Party materially defaults in the performance of its obligations hereunder, the defaulting Party agrees to use commercially reasonable efforts to correct the default within [ ] after written notice of default from the non-defaulting Party. If such breach is not reasonably capable of cure within [ ] but such breach is reasonably capable of cure within [ ] after delivery of notice of such breach, then the breaching Party shall be afforded [ ] to cure said breach, if the breaching Party commences to remedy the breach within such [ ] period and thereafter diligently pursues such remedy until such breach is fully cured, but in no event later than such [ ] period.
If any such default is not corrected within the applicable cure period, then the non-defaulting Party at its option may, in addition to any other remedies it may have under this Agreement, or at law or in equity, terminate any Purchase Order(s) and/or this Agreement immediately upon written notice to the other Party.
17.3Rights upon Termination. The termination or expiration of this Agreement for any reason other than a default shall not affect or impair the rights and obligations of either Party, nor relieve any Party of any obligation or liability accrued hereunder prior to such termination or expiration or affect or impair the rights of either Party arising under this Agreement prior to such termination or expiration.
Termination for Bankruptcy. If the other Party files a petition in bankruptcy, files a petition seeking reorganization, arrangement, composition or similar relief, or makes an assignment for the benefit of creditors, or if any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against such other Party and not stayed, enjoined or discharged within [ ], this Agreement may be terminated by either Party immediately, by giving written notice to the other Party to that effect.

18.Compliance with Laws. Supplier shall comply with all applicable federal, state, and local laws, order, and regulations with respect to all goods and services provided by Supplier hereunder, including delivery of the Products and onsite services provided under the Warranty. Supplier shall ensure that its employees, agents, and subcontractors adhere to the same. This Agreement incorporates by reference all the clauses required by the provisions of said laws, orders, and regulations. Supplier further agrees that it and its employees, agents, and subcontractors comply with all reasonable Project Site compliance requirements of which Supplier receives actual notice, including but not limited to registration of personnel and vehicles, background checks, fingerprints, and other security measures.
19.Arbitration. The Parties agree that any dispute not resolved amicably by the Parties through mutual negotiation within thirty (30) days from the date a Party raises such dispute in writing shall be resolved by arbitration under the arbitration rules of the American Arbitration Association then in effect, by a panel of three arbitrators appointed in accordance with such rules. The arbitration shall take place in the San Francisco, California metropolitan area and the language of the arbitration shall be English. Either Party may apply to any court having jurisdiction for injunctive relief necessary to protect its rights pending resolution of the arbitration. The award of arbitration shall be final and binding upon the Parties, and judgment thereon may be entered by any court of competent jurisdiction. The arbitrators may order equitable or injunctive relief consistent with the remedies and limitations in this Agreement. All information disclosed in connection with the arbitration, including the existence of the arbitration, will be Confidential Information governed by Section 16. The Parties may, however, disclose such information to an appropriate court, under confidentiality restrictions, as necessary to seek enforcement of any arbitration award or judgment or to seek any relief permitted under the terms hereof. The arbitrators shall award the prevailing Party in any dispute reimbursement of its arbitration costs and fees, including without limitation reasonable attorneys’ fees, paid by the non-prevailing Party.
20.Quarterly Meetings. During the Term the Parties shall have quarterly meetings prior to the end of each calendar quarter to review sales and marketing policies and the outcome of such meetings shall be reported to each Party’s management. The meeting held prior to the end of the fourth quarter of each year shall include discussions regarding annual sales and marketing policies, as well as new product introduction efforts and any major changes to the company structure coming in the next calendar year. All such meetings shall take place on dates agreed upon by the Parties.
21.Restrictions on Data and System Access. Supplier will only collect and use data and information related to the operations of the Products that will be made available to Supplier by Customer, or data Customer allows to be collected directly by Supplier in the normal course of monitoring the Products’ performance and reliability which is required by Supplier for the performance of its obligations under this Agreement. Customer shall make the data required by Supplier for the performance of Supplier’s obligations hereunder available on an as-needed basis. The costs of remote data transmission from the Project Sites shall be borne by Customer. Supplier shall not collect or have access to Customer data or information or meter data related to the installed Products except as provided in this Section 21. Supplier may only use such data in the performance of the services under this Agreement and will not disclose any data or information to any third party (except as provided in this Agreement regarding maintenance and support) or otherwise use data or information for its internal operations. Customer may audit the collection and use of such data and information by Supplier. All data and information will be subject to physical, access and other security controls, and will be secured and encrypted when stored and accessed or transferred across any private or public network. Supplier’s security systems and protocols related to data provided by Customer and/or collected by Supplier from the Products will be consistent with those guidelines establish by SANS for Critical Security Controls. All logins by Supplier personnel shall be identifiable to specific individuals. Within thirty (30) days of the First Restated Agreement Effective Date, and to the extent not already completed by such date: (a) Supplier shall provide Customer with documentation describing Supplier’s internal controls related to data security and Supplier’s obligations under this Agreement; and (b) Supplier and Customer shall work collaboratively to ensure that all requirements of this Section 21 are fulfilled. Supplier acknowledges and agrees that all Customer software and other Customer proprietary technology provided to Supplier and that is or becomes part of the Products is the sole property of Customer and constitutes valuable trade secrets and intellectual property of Customer. Customer acknowledges and agrees that all Supplier software and proprietary technology that is part of the Products is the sole property of Supplier and constitutes valuable trade secrets and intellectual property of Supplier. Supplier agrees that it will not attempt to gain access to any software or other proprietary technology or any data or information generated by the Products, and will not attempt to copy, reverse engineer or otherwise exploit Customer’s software and other proprietary technology.
22.Environmental Attributes. Supplier hereby waives and disclaims any rights to any Environmental Attributes as part of the transaction relating to this Agreement and/or the Products sold hereunder; all Environmental Attributes shall belong to Customer or Customer’s affiliates. “Environmental Attributes” means any and all credits, tradeable credits or certificates, benefits, incentives, emissions reductions, offsets, and allowances, howsoever entitled, attributable to the generation from or installation of the Products or services purchased under this Agreement. Environmental Attributes include but are not limited to: (a) any avoided emissions of pollutants to the air, soil or water such as sulfur oxides (S0x), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants identified now or in the future; (b) any avoided emissions of carbon dioxide (CO2), methane (CH4) and other greenhouse gases (GHGs) that have been determined by the United Nations Intergovernmental Panel on Climate Change to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere or that are subject to reporting pursuant to 40 CFR Part 98; (c) investment and/or production tax credits associated with the construction or operation of the energy projects and other financial incentives in the form of credits, reductions, or allowances associated with the project that are applicable to a state or federal income or other taxation obligation; (d) reporting rights to these avoided emissions in compliance with federal or state law, if applicable, and to a federal or state agency or any other party including without limitation those reporting rights accruing under Section 1605(b) of The Energy Policy Act of 1992, 42 U.S.C. 13385(b), and the rules promulgated thereunder, and any present or future federal, state, or local law, regulation or bill, and international or foreign emissions trading program; and (e) state incentives, such as the Self Generation Incentive Plan (SGIP) in California or other similar or like programs in other states, cities, municipalities, utilities, school districts or other similar entities.
23.Recycling of Product. At the end of the functional life or end of the Warranty Period associated with the Product, whichever occurs first, upon written notice from Customer, Supplier agrees to accept all Supplier provided Battery Products at the cost agreed by both parties at that time of recycling (such cost not to exceed twenty-five dollars ($25) per kWh of DC Nameplate Rating), and to make all reasonable efforts to recycle the Product or Product components in an environmentally responsible way. For better clarity without limiting the generality of the foregoing, such cost shall not include the cost of demolition and transportation of the Battery Products to the designated location, which shall be borne by Customer.
24.Bankability Report. Upon request by Customer, Supplier shall provide to Customer a report developed by a U.S. nationally recognized independent engineer (“I.E.”), reasonably approved by Customer. For clarity, Supplier’s acquisition or lack thereof of this report shall not be deemed cause for breech or termination of the Agreement.
25.General Terms.
25.1Governing Law and Trade Terms. This Agreement shall be governed by the laws of California without regard to conflicts of laws provisions thereof. English shall be the governing language of this Agreement.
25.2Communications and Notices. All approvals, consents, notices, and other communications required or permitted hereunder shall be in writing, even if not specifically designated herein. All notices, claims, requests, demands and other communications that the Parties may give to each other pursuant to this Agreement shall be in writing and shall be hand delivered or sent by registered or certified mail postage prepaid, return receipt requested, or by facsimile or by overnight courier service, postage prepaid, or by email, to the Parties at the applicable address set forth on the signature page hereto or to such other address or as either Party shall designate by written notice given in accordance with this Section. Notices given by facsimile or overnight mail shall be deemed given one (1) business day after being sent, and notices given by registered or certified mail shall be deemed given three (3) business days after being sent. Notice given by email shall be deemed given upon a receipt confirmation email sent by the receiving Party.
25.3Assignment; Binding Effect.
(a)Neither Party shall, in any way, assign, transfer, or sub-contract its rights and obligations under this Agreement to any third party without the prior written consent of the other Party (such consent not to be unreasonably withheld) except as provided in this Agreement (including, but not limited to, assignments of the Warranty and transfers of title).
(b)Notwithstanding Section 25.3(a), the Warranty set forth in Exhibit E is assignable according to the terms of the Warranty. Assignees of the Warranty will have all rights of Customer under Exhibit E as against Supplier under the Warranty as set forth in Section 11.2 herein.
(c)After issuing to Supplier a Purchase Order in the name of Customer, Customer may assign rights under Purchase Orders to an affiliate of Customer (the “Assignee”) (and any successors and assigns), and the Assignee will have all rights but not any of the obligations (including payments) of Customer under the Purchase Order as against Supplier. Notwithstanding the assignment, Customer does not assign and shall retain all obligations including payment obligations to pay to Supplier under this Agreement and the Purchase Order.
25.4Entire Agreement; Amendment. This Agreement embodies and sets forth the entire agreement and understanding of the Parties and supersedes all prior oral or written agreements understandings or arrangements relating to the subject matter of this Agreement. No modification, deletion, addition or waiver of the terms of this Agreement shall be binding on either Party unless made in writing and signed by a duly authorized representative of each Party.
25.5Severability. In the event that any provision or provisions of this Agreement is held invalid or unenforceable for any reason under any jurisdiction, the invalidity or unenforceability of such provision or provisions shall not operate to invalidate the other provisions of this Agreement, and shall not operate to invalidate such provision or provisions in any other jurisdiction. Each provision of this Agreement shall be considered as a separate and divisible agreement.
25.6Non-Waiver. No failure or delay on the part of either party hereto to exercise any right or remedy under this Agreement shall be construed or operated as a waiver thereof. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.
25.7Independent Contractors. The Parties are independent contractors, and nothing in this Agreement shall be construed to create a partnership, agency, or other similar relationship. Each party shall not, under any circumstances, represent itself as having the power and authority to bind the other Party into an agreement or legally binding obligation.
25.8Force Majeure. Neither Party shall be held responsible for any delays nor non-performance of its obligations hereunder that are attributable to Force Majeure. With regard to the occurrence of a Force Majeure event, the Parties’ obligations (except those relating to confidentiality and payment for Product already delivered) shall be suspended during the pendency of the Force Majeure event, and adjustments shall be made to the delivery schedule or other terms as agreed upon by the Parties for the period of the Force Majeure event and subsequent recovery therefrom. “Force Majeure” means the occurrence of any event which is outside of the reasonable control of the affected party and not due to the fault or negligence of a Party, which are reasonably unforeseeable, unavoidable or insurmountable, and which prevent total or partial material performance by either Party. A Force Majeure event shall include, without limitation: war, serious fire, flood, typhoon, earthquake, acts of terrorism, or other events as reasonably mutually agreed upon by the Parties in writing. The Party claiming Force Majeure shall promptly inform the other Party in writing and shall furnish within [ ] thereafter sufficient proof of the occurrence and duration of such Force Majeure. The Party claiming Force Majeure shall also use commercially reasonable efforts to terminate the Force Majeure and shall promptly consult with the other in order to find an equitable solution and minimize the consequences of such Force Majeure. As soon as the non-performing Party can resume performance of its obligations hereunder, that Party shall give the other Party written notice to that effect and shall promptly resume performance. The burden for proving the existence of a Force Majeure event shall be on the Party claiming relief from such Force Majeure. In the event that a Force Majeure event exceeds [ ] in duration, either Party shall be able to terminate the affected Purchase Orders without any liability, and Supplier shall return to Customer any and all amounts paid by Customer with respect to such Purchase Order(s). The following, without limitation, shall not be considered a Force Majeure event: the inability of a Party to make payments as and when due, the inability of a Party to obtain raw materials or components from suppliers; general changes in market conditions for raw materials, components, shipping costs; changes in import duties or tariffs.
25.9Survival. Neither the expiration nor termination of this Agreement shall relieve either Party of any obligation previously accrued, nor any obligation persisting, accruing or arising thereafter. Termination or expiration of this Agreement shall not release either Party from the obligation to make payment to the other Party of all amounts then and thereafter due and payable under this Agreement. The provisions of Section 11 (Warranty and Product Failures), Section 15 (Indemnity), Section 16 (Confidentiality), Section 19 (Arbitration), Section 25 (General Terms), Section 26 (Consequential Damages), and Section 27 (Limitations) shall survive the expiration or termination of this Agreement.
25.10Liquidated Damages. The Parties agree that it would be impracticable or extremely difficult to determine the actual damages resulting from certain acts or omissions of Supplier; therefore the Parties further agree that those damages identified as “Liquidated Damages” represent a reasonable estimate of fair compensation for the foreseeable losses resulting from Supplier’s acts or omissions, and such damages are not intended to be a penalty upon Supplier. The cumulative liquidated damages due with respect to Products purchased under a single Purchase Order shall be not exceed [ ] percent ([ ]%) of the total value of such Purchase Order Price. Without prejudice to any other rights of Customer, including termination rights under Section 17.2, once the cumulative liquidated damages reach such maximum amount, it shall be considered a material breach of the Agreement, and Customer shall have all rights and remedies hereunder or at law or equity.
26.Consequential Damages. EXCEPT FOR INDEMNIFICATION OBLIGATIONS HEREIN, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, WHETHER THE CLAIM IS BASED ON CONTRACT, TORT, STRICT LIABILITY, OR ANY OTHER THEORY OF LAW OR EQUITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR AVOIDANCE OF DOUBT, LIQUIDATED DAMAGES AMOUNTS AGREED HEREIN SHALL NOT BE CONSIDERED CONSEQUENTIAL DAMAGES.
27.Limitations. Each Party’s liability hereunder shall in no event exceed the total purchase price under the applicable Purchase Order(s); provided, however, that notwithstanding the foregoing, no such limitation shall apply to: (a) any liability pursuant to Section 15 (Indemnity); (b) any liability pursuant to Section 16 (Confidentiality); and/or (c) the gross negligence or willful misconduct of a Party.

28.Security Interest. Subject to Section 4.2, Customer acknowledges and agrees that Supplier will have the right to make any security filings, including protective filings under the Uniform Commercial Code, to defend and protect Supplier’s right title and interest in and to the Products. Supplier agrees to release any security interests on any Products once title has passed to Customer in accordance with Section 4.2.
29.Trade Credit Insurance. To secure the payment obligations of Customer to Supplier, Supplier shall have the right to obtain trade credit insurance (“Trade Credit Insurance”), and the cost of such Trade Credit Insurance shall be included as an additional cost item in the Purchase Order, with payment terms and credit limits more particularly set forth in Exhibit C.
30.Discontinued Products.
30.1Definitions. “Product Discontinuation” means a process by which the electrical or mechanical components of a Product become no longer compatible with Product specification or the Product itself will no longer be in mass production. “Last Buy” means the Products that Customer or System Owner purchases from Supplier prior to Product Discontinuation to account for the anticipated rate of defect for such Products.
30.2Product Discontinuation Notice. Supplier shall notify Customer of its plan for Product Discontinuation six (6) months prior to the date on which such Product Discontinuation takes effect. Customer shall determine the Last Buy amount and notify Supplier within thirty (30) days of receiving Supplier’s notification of Product Discontinuation. Supplier shall confirm the Last Buy amount and supply schedule within thirty (30) days of receiving Customer’s notification of Last Buy amount.
Product availability: Product(s) defined in Exhibit A and with an accepted Customer Purchase Order will be maintained in production for a minimum of eighteen (18) months from time of Purchase Order acceptance.
30.3Last Buy Process. The Parties agree to the following regarding Last Buy process:
(a)The final determination of the date of Product Discontinuation shall be negotiated with Customer in a good faith; however, the final date of Product Discontinuation shall be solely determined by Supplier.
(b)Customer shall be responsible for calculating Last Buy amount.
(c)Supplier shall be responsible for accepting Purchase Orders and manufacturing the Last Buy amount up to sixty (60) days after final termination date.
(d)Customer must purchase the entire Last Buy amount manufactured by Supplier and stored by Customer or Supplier upon request, as calculated by Customer.
(e)The price of such Last Buy Product shall be calculated by adding the storage cost and interest amount to the fixed price of such Product after Product Discontinuation. Supplier shall notify Customer of such price prior to Product Discontinuation.
31.Effect of First Restated Agreement. The terms of this First Restated Agreement shall apply to all Purchase Orders accepted after the First Restated Agreement Effective Date. Purchase Orders accepted prior to the First Restated Agreement Effective Date shall remain unmodified by this First Restated Agreement.

32.Service of Process.
(a)Supplier hereby irrevocably designates and appoints _____________ (the “Supplier Service of Process Agent”) at the following United States address: _________________,with respect to any action or proceeding in the United States as its authorized agent to receive, accept, and acknowledge on its behalf service of all process in any proceedings in any court. Supplier agrees that service of process, writ, judgment, or other notice of legal process upon the Service of Process Agent shall be deemed and held in every respect to be effective personal service upon it. A copy of any such process so served shall be promptly mailed to Supplier at Supplier’s notice address indicated. Nothing herein shall affect the right to serve process in any other manner permitted by law.
(b)Sungrow Samsung SDI hereby irrevocably designates and appoints _____________ (the “Sungrow Samsung SDI Service of Process Agent”) at the following United States address: _________________,with respect to any action or proceeding in the United States as its authorized agent to receive, accept, and acknowledge on its behalf service of all process in any proceedings in any court. Sungrow Samsung SDI agrees that service of process, writ, judgment, or other notice of legal process upon the Service of Process Agent shall be deemed and held in every respect to be effective personal service upon it. A copy of any such process so served shall be promptly mailed to Sungrow Samsung SDI at Sungrow Samsung SDI’s notice address indicated. Nothing herein shall affect the right to serve process in any other manner permitted by law.
33.Joint and Several Liability. Sungrow Samsung SDI hereby agrees to be jointly and severally liable for Supplier’s obligations under this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

“SUPPLIER”

Sungrow USA Corporation

By: /s/ Hanyu Zheng
Printed Name: Hanyu Zheng
Title: Managing Director

Notice Information:

Sungrow USA Corporation
c/o Sungrow Samsung SDI Energy Storage Power Supply Co, Ltd.
[ ]

“SUNGROW SAMSUNG SDI”

Samsung SDI Energy Storage Power Supply Co, Ltd

By: /s/ Mizhi Zhang
Printed Name: Mizhi Zhang
Title: General Manager

Notice Information:

Sungrow Samsung SDI Energy Storage Power Supply Co, Ltd.
[ ]

“CUSTOMER”

By: /s/ Bill Bush
Printed Name: Bill Bush
Title: CFO

Notice Information:

Stem, Inc.
100 Rollins Road
Millbrae, CA 94030
Attn: Bill Bush
Telephone: [ ]
E-mail: [ ]

Exhibits:

Exhibit A – List of Products Subject to Agreement
Exhibit B – Product Specifications
Exhibit C – Pricing and Order Volumes
Exhibit D – Form of Purchase Order and Payment Terms
Exhibit E – Form of Manufacturer’s Warranty, Extended Warranty and Performance Guarantee
Exhibit F – Supplier Insurance Requirements
Exhibit G – Form of Change Order
Exhibit H – Installation, Commissioning Process Flow Chart